EXHIBIT 35.1

SERVICER’S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Master Sale and Servicing Agreement, dated February 27, 2007, the Series Supplement, dated September 29, 2016, the US$ Note Trust Deed, dated September 29, 2016, and other transaction documents relating to SMART ABS Series 2016-2US Trust (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Karleen Munns, am a Director of Macquarie Leasing Pty Limited (the “Servicer”).

2.	A review of the Servicer’s activities during the period from October 14, 2016 (the date of issuance of the SMART ABS Series 2016-2US Trust transaction subject to the requirements of Regulation AB) through March 31, 2017 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: 26 June 2017

/s/ Karleen Munns
Karleen Munns
Director

Macquarie Leasing Pty Limited